Exhibit 10.11

AMENDED AND RESTATED EMPLOYMENT AGREEMENT

This AMENDED AND RESTATED EMPLOYMENT AGREEMENT (“Agreement”) is made and entered into as of September 30, 2020 (the “Agreement Date”), by and among Black Ridge Oil & Gas, Inc., a Nevada corporation (the “Company”), and Kenneth DeCubellis ("DeCubellis"). Company and DeCubellis are each a “Party” and collectively are the “Parties.”

RECITALS

WHEREAS, the Company and DeCubellis have previously entered into an Employment Agreement dated September 24, 2019;

WHEREAS, as of 11:59 p.m. on the Agreement Date, the Parties intend that DeCubellis will no longer continue to serve as the Chief Executive Officer and the Interim Chief Financial Officer of the Company but rather, will continue employment with the Company starting on October 1, 2020 (the “Start Date”) in a new role as a Transition Resource employee for the Company until such employment ends pursuant to the terms of this Agreement; and

WHEREAS, Company desires to set forth the compensation and other terms for which DeCubellis shall be employed as a Transition Resource employee for the Company.

AGREEMENT

NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth in this Agreement, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, it is agreed by and between the undersigned Parties, as follows:

1.                  Employment Term. The Company agrees to employ DeCubellis as a Transition Resource employee and DeCubellis agrees to be so employed by the Company pursuant to the terms of this Agreement from the Start Date through December 15, 2020, or such earlier termination date that may arise in accordance with Section 2 of this Agreement with such period of actual employment of DeCubellis being the “Employment Term” and his final day of employment, no matter the reason for the end of his employment, being the “Separation Date.”

2.                  Catch Up Pay Due DeCubellis. On or after the Start Date, but no later than September 30, 2020, the Company shall pay DeCubellis $50,000.00 gross pay, in cash, less applicable federal, state, and FICA tax and other withholdings, as “Catch-Up Pay” for work performed by DeCubellis for the Company from August 1, 2020, through the Agreement Date but for which the Company has not yet paid DeCubellis as of the Agreement Date.

3.                  Compensation During The Employment Term. During the Employment Term, the Company shall pay DeCubellis a “Base Salary” at an annual rate of $300,000.00 gross (i.e., $11,538.46 gross per payroll check that, net of applicable federal, state and FICA tax and other withholdings, shall be the “Bi-Weekly Net Payroll Amount”), from the Start Date through the duration of the Employment Term on each of the Company's normal payroll periods during the Employment Term, subject to the further payment options of the Company set forth below. Such “Base Salary” will be paid, at the Company's election, either in (A) cash, (B) the transfer of a number of shares of common stock of Allied Esports Entertainment, Inc. (“AESE”) (the "AESE Stock") equal to the Bi-Weekly Net Payroll Amount based on the weighted average of AESE’s closing stock price for the previous ten (10) business days preceding the due date for the payment of the Bi-Weekly Net Payroll Amount or (C) a combination of cash and AESE Stock provided; however, for the period from the Start Date through November 12, 2020, the Bi-Weekly Net Payroll Amount shall be paid in cash. After November 12, 2020, at the Company’s election, it may choose to transfer AESE Stock to DeCubellis in advance to compensate him for one or more future Bi-Weekly Net Payroll Amounts that occur after November 12, 2020, due him during the Employment Term. If such shares of AESE Stock are transferred to DeCubellis in advance of one or more Bi-Weekly Net Payroll Amounts due him, then no further compensation shall be due for any such Bi-Weekly Net Payroll Amounts paid in advance. All payments elected to be paid via AESE Stock will be paid by transfer from the Company to DeCubellis of the specified number of shares of AESE Stock as determined according to this Section.

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If DeCubellis becomes “Disabled” during the Employment Term and cannot work, DeCubellis dies during the Employment Term, the Company terminates DeCubellis’ employment without “Cause” prior to December 15, 2020, or DeCubellis completes the Employment Term with his final day of employment with the Company being December 15, 2020, and provided DeCubellis (or his estate, as applicable) timely executes a Separation and Release Agreement in the form substantially similar to that attached hereto as Exhibit A (the "Release Agreement"), following the Separation Date, the Company shall pay DeCubellis or his estate, as applicable, the Separation Pay and provide such other benefits, including the accelerated vesting of DeCubellis’ Company options, as set forth in the Release Agreement. On the other hand, if DeCubellis voluntarily terminates his employment with the Company prior to December 15, 2020, or the Company terminates DeCubellis’ employment for “Cause” prior to December 15, 2020, he shall be entitled to no further payments pursuant to this Agreement or pursuant to the Release Agreement following the Separation Date.

For purposes of this Agreement, “Disabled” shall mean DeCubellis’ inability, due to a physical or mental impairment, to perform the essential functions of his position, with or without reasonable accommodation. For purposes of this Agreement, "Cause" shall mean termination of DeCubellis' employment due to (i) a plea of guilty or no contest by DeCubellis to a felony or a conviction of DeCubellis to a felony, (ii) any acts or acts of dishonesty by DeCubellis intended to result in personal enrichment to DeCubellis at the expense of the Company, or (iii) failure to follow the lawful instructions of the Board of Directors of the Company (which for purposes hereof shall consist of the lawful instructions by Bradley Berman, Lyle Berman, Benjamin Oehler, and Joseph Lahti collectively). Nothing in this Agreement shall limit the right of the Company to terminate the employment of DeCubellis without Cause prior to December 15, 2020.

4.                  Miscellaneous.

4.1              Assignment. Neither this Agreement nor any of the rights, benefits or obligations hereunder may be assigned or delegated (whether by operation of law or otherwise) by DeCubellis without the prior written consent of the Company, which consent shall not be unreasonably withheld.

4.2              Entire Agreement. This Agreement constitutes the entire agreement between the Parties with respect to the subject matter herein and supersedes any and all prior or contemporaneous understandings, negotiations or agreements between the Parties including, but not limited to, the Change of Control Agreement dated April 5, 2013 and the Employment Agreement dated September 24, 2019 and shall be binding upon and inure to the benefit of the Parties hereto and their respective legal representatives and permitted successors and assigns; provided, however, at all times, DeCubellis shall continue to be bound by the terms of the October 26, 2011, Employee Agreement regarding Proprietary Information, Confidentiality, Loyalty and Noninterference entered into between the Company and DeCubellis as modified in the Release Agreement if executed by DeCubellis.

4.3              Amendments and Waiver. Any amendment, supplement, variation, alteration or modification to the Agreement must be made in writing and duly executed by an authorized representative or agent of each of the Parties.

4.4              Severability. Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

4.5              Counterparts. This Agreement may be executed by one or more of the Parties to this Agreement on any number of separate counterparts, and all of said counterparts taken together shall be deemed to constitute one and the same instrument. Delivery of an executed signature page of this Agreement by facsimile transmission, electronic signature and/or via email/PDF shall be effective as delivery of an original executed counterpart.

4.6              Governing Law. This Agreement and the rights and obligations of the Parties pursuant to this agreement shall be governed by and interpreted, construed and enforced in accordance with, the law of the state of Minnesota. The Parties irrevocably submit to the exclusive jurisdiction of the state and federal courts of Minnesota, and each Party irrevocably agrees that all claims in respect of such dispute, controversy or claim may be heard and determined in such courts. The Parties hereby irrevocably waive, to the fullest extent permitted by applicable laws, any objection that they may now or hereafter have to the laying of venue of any such dispute, controversy or claim brought in any such court or any defense of inconvenient forum for the maintenance of such dispute, controversy or claim. Each Party agrees that a judgment in any such dispute may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by applicable law.

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4.7              Waiver Of Jury Trial. Each of the Parties irrevocably and unconditionally waives trial by jury in any legal action or proceeding relating to this Agreement or any related agreement and for any counterclaim therein.

4.8              Further Assurances. The Parties agree to take such actions and execute and deliver such other documents or agreements as may be necessary or desirable for the implementation of this Agreement and the consummation of the transactions contemplated hereby and thereby.

4.9              Titles and Subtitles. The article and section headings contained in this Agreement are inserted for convenience only and will not affect in any way the meaning or interpretation of this Agreement.

4.10          Construction. The Parties have jointly participated in the negotiation and drafting of this Agreement. If an ambiguity or question of intent or interpretation arises, this Agreement will be construed as if drafted jointly by the Parties and no presumption or burden of proof will arise favoring or disfavoring any Party because of the authorship of any provision of this Agreement.

4.11          Survival. All covenants, agreements, representations and warranties made in this Agreement shall survive the execution and delivery of this Agreement.

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement effective as of the Agreement Date first written above.

Dated: September 30, 2020	BLACK RIDGE OIL & GAS, INC.

By:________________________________

Name:______________________________

Title:_______________________________

Dated: September 30, 2020	/s/ Kenneth DeCubellis
KENNETH DECUBELLIS

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EXHIBIT A

SEPARATION AND RELEASE AGREEMENT

This SEPARATION AND RELEASE AGREEMENT (“Agreement”) is made and entered into by and between Ken DeCubellis ("DeCubellis") and Black Ridge Oil & Gas, Inc. (the “Company”) on the latest date this Agreement is signed by DeCubellis and the Company (the “Agreement Date”) with the Company agreeing to sign this Agreement no later than two (2) business days after DeCubellis signs this Agreement.

1.         Separation Payment and Vesting of Options. In consideration for the mutual promises exchanged herein and subject to the conditions in the Amended and Restated Employment Agreement between DeCubellis and the Company (the “Employment Agreement”) and the conditions in this Agreement, and provided DeCubellis has not exercised his rescission right under Section 8 below, following the Separation Date as defined in the Employment Agreement, the Company shall pay DeCubellis “Separation Pay” equivalent to an annual “Base Salary” of $300,000.00 gross (i.e., $11,538.46 gross per payroll check that, net of applicable federal, state and FICA tax and other withholdings, shall be the “Bi-Weekly Net Payroll Amount”), from the day immediately following the Separation Date through September 30, 2021 (the “Severance Period”), on each of the Company's normal payroll periods during the Severance Period, subject to the further payment options of the Company set forth below. In addition, options the Company granted to DeCubellis under the stock option agreements listed on Exhibit 1 hereto that would otherwise be forfeited upon DeCubellis’ separation from the Company shall fully vest (the “Accelerated Vesting’) effective as of Effective Date as defined below.

Such Separation Pay will be paid, at the Company's election, either in (A) cash, (B) the transfer of a number of shares of common stock of Allied Esports Entertainment, Inc. (“AESE”) (the "AESE Stock") equal to the Bi-Weekly Net Payroll Amount based on the weighted average of AESE’s closing stock price for the previous ten (10) business days preceding the due date for the payment of the Bi-Weekly Net Payroll Amount or (C) a combination of cash and AESE Stock provided; however, for the period from the Separation Date through November 12, 2020, if applicable, the Bi-Weekly Net Payroll Amount shall be paid in cash. After November 12, 2020, at the Company’s election, it may choose to transfer AESE Stock to DeCubellis in advance to compensate him for one or more future Bi-Weekly Net Payroll Amounts that occur after November 12, 2020, due him during the Severance Period. If such shares of AESE Stock are transferred to DeCubellis in advance of one or more Bi-Weekly Net Payroll Amounts due him during the Severance Period, then no further compensation shall be due for any such Bi-Weekly Net Payroll Amounts paid in advance for payments due during the Severance Period. All payments elected to be paid via AESE Stock will be paid by transfer from the Company to DeCubellis of the specified number of shares of AESE Stock as determined according to this Section.

In the event the Company fails to make a timely Bi-Weekly Net Payroll Amount payment to DeCubellis, DeCubellis shall provide written notice of the Company’s default to Company within five (5) business days of the default. Thereafter, the Company shall have ten (10) business days from receipt of the notice of default from DeCubellis to cure the default. If the Company fails to cure timely the default after notice thereof, such missed Bi-Weekly Net Payroll amount and all future Bi-Weekly Net Payroll amounts, if any, through the duration of the Separation Period shall become immediately due and payable in lump sum within 30 calendar days of the Company’s receipt of DeCubellis’ original notice of default.

The Separation Pay and Accelerated Vesting are being provided in full, complete, and final settlement of any and all claims, actions, and causes of action that DeCubellis could bring against the Company and the other persons and entities released herein. No Bi-Weekly Net Payroll Amount nor Accelerated Vesting shall occur until the Effective Date; provided however, if a Bi-Weekly Net Payroll Amount would have been due following the Separation Date but before the Effective Date, such missed Bi-Weekly Net Payroll Amount shall be paid along with any other Bi-Weekly Net Payroll Amount due on the first payroll date following the Effective Date.

DeCubellis understands, acknowledges, and agrees that the Separation Pay and Accelerated Vesting exceed what DeCubellis is otherwise entitled to receive on separation from employment from the Company, and that such Separation Pay and benefits are being given as consideration in exchange for executing this Agreement, including the general release and restrictive covenants contained in it. DeCubellis further acknowledges that he is not entitled to any additional payment or consideration not specifically referenced in this Agreement.

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2.         Release of Claims. In exchange for the Separation Pay and benefits provided in this Agreement, DeCubellis, on behalf of himself, his agents, representatives, attorneys, assignees, heirs, executors, and administrators, hereby covenants that he will not sue and hereby releases and forever discharges the Company, and its past and present employees, agents, insurers, officials, officers, directors, divisions, parents, subsidiaries, predecessors and successors, and all affiliated entities and persons, and all of their respective past and present employees, agents, insurers, officials, officers, and directors from any and all claims and causes of action of any type arising, or which may have arisen, out of or in connection with his/her employment or the separation of his/her employment with the Company that have arisen through the date of DeCubellis' signature below (the "Release"). The Release includes, without limitation, claims, demands or actions arising under the National Labor Relations Act, Title VII of the Civil Rights Act of 1964, the Employee Retirement Income Security Act of 1974, the Age Discrimination in Employment Act of 1967 as amended by the Older Workers Benefit Protection Act, the Equal Pay Act, 42 U.S.C. § 1981, the Sarbanes-Oxley Act, the Dodd–Frank Wall Street Reform and Consumer Protection Act, the Fair Credit Reporting Act, the Vocational Rehabilitation Act, the Family and Medical Leave Act, the Worker Adjustment and Retraining Notification Act, the Fair Labor Standards Act, the Lily Ledbetter Fair Pay Act of 2009, the Americans with Disabilities Act, the Rehabilitation Act of 1973, the Genetic Information Nondiscrimination Act, the Immigration Reform and Control Act of 1986, the Civil Rights Act of 1991, the Occupational Safety and Health Act, the Consumer Credit Protection Act, the American Recovery and Reinvestment Act of 2009, the Asbestos Hazard Emergency Response Act, Employee Polygraph Protection Act, the Uniformed Services Employment and Reemployment Rights Act, the Minnesota Human Rights Act, the Minnesota Equal Pay for Equal Work Law, the Minnesota Fair Labor Standards Act, the Minnesota Labor Relations Act, the Minnesota Occupational Safety and Health Act, the Minnesota Criminal Background Check Act, the Minnesota Lawful Consumable Products Law, the Minnesota Smokers’ Rights Law, the Minnesota Parental Leave Act, the Minnesota Adoptive Parent Leave Law, the Minnesota Whistleblower Act, the Minnesota Drug and Alcohol Testing in the Workplace Act, the Minnesota Consumer Reports Law, the Minnesota Victim of Violent Crime Leave Law, the Minnesota Domestic Abuse Leave Law, the Minnesota Bone Marrow Donation Leave Law, the Minnesota Military and Service Leave Law, the Minnesota Minimum Wage Law, the Minnesota Drug and Alcohol Testing in the Workplace Act, Minn. Stat. § 176.82, Minnesota Statutes Chapter 181, the Minnesota Constitution, Minnesota common law, and all other applicable state, county and local ordinances, statutes and regulations. DeCubellis further understands that this discharge of claims extends to, but is not limited to, all claims that he may have as of the Effective Date based upon statutory or common law claims for defamation, libel, slander, assault, battery, negligent or intentional infliction of emotional distress, negligent hiring or retention, breach of contract, retaliation, whistleblowing, promissory estoppel, fraud, wrongful discharge, or any other theory, whether legal or equitable, and any and all claims for wages, salary, bonuses, commissions, damages, attorney’s fees or costs. DeCubellis acknowledges that this Release includes all claims that he is legally permitted to release but, as such, does not apply to any vested rights under the Company’s retirement plans, stock option plans or other company benefits plans nor does it preclude him from seeking to enforce the terms of this Agreement nor does it preclude him from filing a Government Report as described below. The Release also does not release any claims that cannot be released as a matter of law (e.g., claims for unemployment compensation benefits).

3.         Separation From Employment. DeCubellis’ employment with the Company ended on [_______________], 2020 (i.e., “Separation Date”). DeCubellis is not eligible to sign this Agreement until after the Separation Date. During the Severance Period, DeCubellis will make himself available, as reasonably requested by the Company at mutually agreeable times, to assist the Company in transition of DeCubellis' duties or to provide other requested information regarding the Company. The Company expects it will seek only minimal, if any, transition assistance from DeCubellis during the Severance Period.

4.         Confidential Information Acquired During Employment. DeCubellis agrees that he will continue to treat, as private and privileged, any information, data, figures, projections, estimates, marketing plans, customer lists, lists of contract workers, tax records, personnel records, accounting procedures, formulas, contracts, business partners, alliances, ventures and all other confidential information that DeCubellis acquired while working for the Company. DeCubellis agrees that he will not release any such information to any person, firm, corporation or other entity at any time, except as may be required by law, or as agreed to in writing by the Company. DeCubellis acknowledges that any violation of this non-disclosure provision shall entitle the Company to appropriate injunctive relief and to any damages that it may prove due to the improper disclosure. DeCubellis agrees to abide by the Company's insider trading policy or other applicable securities laws or restrictions on trading of any shares of the Company or of any shares of AESE.

Immunity from Liability: The Defend Trade Secrets Act ("DTSA") provides DeCubellis shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that is made in confidence to a federal, state or local government official, either directly or indirectly, or to an attorney, and is made solely for the purpose of reporting or investigating a suspected violation of law. The DTSA provides the same immunity for the disclosure of a trade secret that is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. Under the DTSA, an individual who files a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose the trade secret to the individual’s attorney and use the trade secret information in the court proceeding if the individual files any document containing the trade secret under seal and does not disclose the trade secret, except pursuant to court order.

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5.         Confidentiality, No Disparaging Remarks. The Parties represent and agree that they will keep the terms and facts of this Agreement completely confidential, and that they will not disclose any information concerning this Agreement to anyone, except to their counsel, tax accountants and advisors, spouse (as applicable) or except as may be required by law or agreed to in writing by the Parties or as otherwise required for the Parties to enforce or defend their respective rights hereunder. Further, subject to Section 11 below, DeCubellis shall not make any disparaging remarks of any sort or otherwise communicate any disparaging comments about the Company, its managers, officers or directors, or about any of the other released persons or entities identified in Section 2 to any other person or entity. Reciprocally, the Company’s Board and its Officers agree not to make any disparaging remarks of any sort or otherwise communicate any disparaging comments about DeCubellis.

6.         Cooperation and Certification. At the request of the Company following the Separation Date and subject to Section 11 below, DeCubellis will cooperate with the Company in any claims or lawsuits where DeCubellis has knowledge of the facts. Nothing in this Agreement prevents DeCubellis from testifying at an administrative hearing, arbitration, deposition or in court in response to a lawful and properly served subpoena (provided DeCubellis provides written notice of the service of the subpoena to the Company within 72 hours of receipt), nor does it preclude DeCubellis from filing an administrative charge with a government agency or cooperating with a government agency in connection with an administrative charge (though he may not recover damages or receive any relief from the Company if he does file such a charge as noted in Section 2 above). Finally, DeCubellis certifies, warrants and represents that he has faithfully discharged his role with the Company at all times during his employment. DeCubellis further certifies, warrants, and represents that as of the Separation Date he is unaware of any actual or potential violations of law by the Company and that he has not filed any charges, complaints, lawsuits, or any similar claims against the Company.

The Company will defend, indemnify and hold DeCubellis harmless from costs, expenses, damages and other liability incurred by DeCubellis as a result of performing services within the scope of his duties as an officer of the Company in good faith, subject to the limitations and other terms and conditions of applicable Minnesota and Nevada statutes, the Company’s Articles of Incorporation or Bylaws and any insurance policies through which the Company fulfills its duties pursuant to this Section.

7.         No Wrongdoing. DeCubellis and the Company agree and acknowledge that the consideration exchanged herein does not constitute, and shall not be construed as, an admission of liability or wrongdoing on the part of DeCubellis, the Company or any entity or person, and shall not be admissible in any proceeding as evidence of liability or wrongdoing by anyone.

8.         Rescission. This Agreement contains a release of certain legal rights that DeCubellis may have. DeCubellis is advised to consult with an attorney regarding such release and other aspects of this Agreement before signing this Agreement. DeCubellis understands that he may nullify and rescind this Agreement at any time within the next fifteen (15) calendar days from the date of his signature below by indicating his desire to do so in writing and delivering that writing to by email to bberman@ksg.com and jill.radloff@stinson.com. DeCubellis further understands that if he rescinds this Agreement, the Company will not be bound by the terms of this Agreement, DeCubellis will have to repay in full any monies received pursuant to this Agreement and DeCubellis will not be eligible to receive the Accelerated Vesting. If DeCubellis does not rescind this Agreement pursuant to this Section 8, the “Effective Date” of this Agreement shall become the sixteenth day following the date of his signature below.

9.         Return of Company Property. Except for the laptop computer, monitors and peripherals that the Company has agreed to allow DeCubellis to retain with all Company information removed, DeCubellis covenants, warrants and represents that he has returned any and all Company property that was ever in his possession or under his control to the Company prior to his signature on this Agreement, and this covenant, warranty and representation expressly extends to (but is not limited to) security card, keys, codes, materials, books, files, cell phones and documents, including all copies.

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10.       Minnesota Law, Forum and Merger. The terms of this Agreement shall be governed by the laws of the State of Minnesota, and shall be construed and enforced thereunder. Any dispute arising under this Agreement shall be determined exclusively by a Minnesota court of appropriate jurisdiction, and the Parties acknowledge the existence of sufficient contacts to the State of Minnesota to confer exclusive jurisdiction upon courts in that state. This Agreement supersedes and replaces all prior oral and written agreements, understandings, and representations between DeCubellis and the Company (with the exception of the Employment Agreement and the October 26, 2011, Proprietary Information, Confidentiality, Loyalty and Noninterference entered into between the Company and DeCubellis, which shall remain in full force and effect following the execution of this Agreement), provided that the Company has agreed that the non-competition/non-solicitation provisions contained therein shall be limited to prohibiting DeCubellis from competition against the freeze-dried food business of the Company or seeking to solicit customers of the Company’s freeze-dried food business to do business with competitors of the Company.

11.       Administrative Charges, Investigations, and Proceedings. Nothing in this Agreement prohibits DeCubellis from reporting possible violations of federal or state law or regulation to the government, including but not limited to the EEOC, Department of Justice, Securities and Exchange Commission, Congress, and any agency inspector general, or filing a charge with or participating in an investigation or proceeding conducted by the EEOC or a comparable state or local agency (collectively, any such activity shall be referred to as a “Government Report”).  DeCubellis does not need prior authorization of the Company to make a Government Report and is not required to notify the Company that he has made a Government Report.  The restrictions in Sections 4-6 above regarding confidentiality, non-disparagement and cooperation do not apply in connection with a Government Report. Notwithstanding the provisions of this Section 11, DeCubellis’ release of claims in Section 2 above waives any alleged right to recover any monetary damages, receive payment for attorneys’ fees, costs or disbursements or receive any relief in connection with a Government Report, but this Agreement does not limit any right of DeCubellis to receive a reward from the government for providing it information in connection with a Government Report.

12.       Section 409A. This Agreement is intended to comply with Section 409A of the Internal Revenue Code of 1986, as amended (Section 409A), including the exceptions thereto, and shall be construed and administered in accordance with such intent. Notwithstanding any other provision of this Agreement, payments provided under this Agreement may only be made upon an event and in a manner that complies with Section 409A or an applicable exemption. Any payments under this Agreement that may be excluded from Section 409A either as separation pay due to an involuntary separation from service, as a short-term deferral, or as a settlement payment pursuant to a bona fide legal dispute shall be excluded from Section 409A to the maximum extent possible. For purposes of Section 409A, any installment payments provided under this Agreement shall each be treated as a separate payment. To the extent required under Section 409A, any payments to be made under this Agreement in connection with a termination of employment shall only be made if such termination constitutes a "separation from service" under Section 409A and, if DeCubellis is a "specified employee," as defined in Section 409A, and to the extent any payment is considered “nonqualified deferred compensation” under Code Section 409A payable on account of a “separation from service,” such payment or benefit shall not be made or provided until the date that is the earlier of (A) the expiration of the six (6)-month period measured from the date of such “separation from service” of the DeCubellis, or (B) as applicable, the date of the DeCubellis’ death. Notwithstanding the foregoing, the Company makes no representations that the payments and benefits provided under this Agreement comply with Section 409A and in no event shall the Company be liable for all or any portion of any taxes, penalties, interest, or other expenses that may be incurred by DeCubellis on account of non-compliance with Section 409A.

13.       Construction of this Agreement and Severability. Should this Agreement require judicial interpretation, the court shall not construe the Agreement more strictly against any Party, including the Party who prepared it. Any portions of this Agreement found by a court of competent jurisdiction to be invalid, illegal, overly broad or unenforceable in any respect shall be revised to the minimum amount necessary in order to be valid and enforceable.

14.       DeCubellis Understands the Terms of this Agreement. Other than stated herein, DeCubellis warrants that: (a) no promise or inducement has been offered for this Agreement; (b) this Agreement is executed without reliance upon any statement or representation of the Company or its representatives concerning the nature and extent of any claims or liability therefor, if any; (c) DeCubellis is legally competent to execute this Agreement and accepts full responsibility therefor; (d) DeCubellis signs voluntarily of his own free will without duress; (e) the Company has advised and hereby advises DeCubellis to consult with an attorney, and DeCubellis has had a sufficient opportunity to consult with an attorney; (f) the Company has allowed DeCubellis until [___________] to consider whether to sign this proposed Agreement, which is more than twenty-one (21) days from the date DeCubellis first received a copy of this Agreement; and (g) DeCubellis fully understands this Agreement and has been advised by counsel (or has consciously chosen not to seek counsel) of the consequences of signing this Agreement. The Parties acknowledge and agree that if DeCubellis has not signed this proposed Agreement by [_________], then the offer of this Agreement shall expire by its own terms and be of no further force or effect without any further action required on the part of the Company.

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Dated: __________, 2021	BLACK RIDGE OIL & GAS, INC.

By:________________________________

Name:______________________________

Title:_______________________________

Dated: __________, 2021	/s/ Kenneth DeCubellis
KENNETH DECUBELLIS

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EXHIBIT 1

Stock Option Agreements

Grant				# of	Strike
Date	Name	Plan	Document	Options	Price ***
9/25/2012	Kenneth T. DeCubellis	2012	ISO Options (orig. issuances cancelled & reissued)	3,333	81.00
1/24/2013	Kenneth T. DeCubellis	2012	ISO Options (employment bonus)	1,333	168.00
12/12/2013	Kenneth T. DeCubellis	2012	ISO Options (employment bonus)	2,500	195.00
12/22/2014	Kenneth T. DeCubellis	2012	ISO Options (employment bonus)	193	84.00
9/30/2015	Kenneth T. DeCubellis	2012	ISO Options (employment bonus)	667	51.60
12/12/2016	Kenneth T. DeCubellis	2016	NSO Options (employment bonus)	4,013	12.00
2/26/2020	Kenneth T. DeCubellis	2020	ISO Options (employment bonus)	60,377	5.41

***reverse-split adjusted

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